Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement of Percon Incorporated on form S-8 of our report, dated January 23, 1998, on our audits of the consolidated financial statements of Percon Incorporated and subsidiary as of December 31, 1997 and 1996, and for the years then ended, which report is included in this annual Report on Form 10-KSB.

                            Coopers & Lybrand L.L.P.


Eugene, Oregon
March 30, 1998